EXHIBIT 99.1

Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp First Quarter 2011 Profits Increase 29% to $2.5 Million, or $0.37 per
Share

ANCHORAGE, AK—April 26, 2011—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported that net income increased 29% to $2.5 million, or $0.37 per diluted share, in the first quarter of 2011, compared to $1.8 million, or $0.28 per diluted share in the fourth quarter of 2010 and $1.9 million, or $0.29 per diluted share in the first quarter a year ago.

Financial Highlights (at or for the quarter ended March 31, 2011, compared to December 31, 2010, and March 31, 2010)

•	Northrim remains well-capitalized with Tier 1 Capital/risk adjusted assets at 14.97%, up from 14.08% in the fourth quarter of 2010 and 14.31% in the first quarter a year ago. Tangible common equity to tangible assets at quarter end was 10.13%, down from 10.36% in the fourth quarter of 2010 and 10.56% in the first quarter a year ago.

•	The net interest margin (NIM) increased to 4.72% up from 4.57% for the fourth quarter of 2010, but declined from 5.34% a year ago.

•	Book value per share grew 5% to $18.47 per share and tangible book value grew 6% to $17.13 per share from a year ago.

•	Nonperforming assets declined to $22.2 million, or 2.02% of total assets, compared to $31.6 million, or 3.20% of total assets a year ago.

•	The allowance for loan losses totaled 2.31% of gross loans at March 31, 2011, compared to 2.17% a year ago. The allowance for loan losses to nonperforming loans also increased to 128.42% from 90.25% a year ago.

•	Other operating income, which includes revenues from service charges, electronic banking and financial services affiliates, contributed 21% to first quarter total revenues as compared to 19% a year ago.

•	Northrim continues to pay a quarterly cash dividend which provides a yield of approximately 2.48% at current market share prices.

“We launched 2011 with a strong first quarter performance,” said Marc Langland, Chairman, President and CEO of Northrim BanCorp, Inc. “While our first quarter results are usually the most influenced by the seasonality of the Alaska economy, our overall performance improved compared to the previous quarter and the first quarter of last year.”

Alaska Economic Update

Rich in natural resources, Alaska’s economy has benefited from strong mineral, oil, fish and other commodities prices, as well as stable real estate markets. The housing market in the state continues to be stronger than the lower 48 states, with the third lowest level of delinquencies and second lowest level of foreclosed homes, according to the fourth quarter 2010 National Mortgage Bankers Association survey of delinquencies and foreclosures for 1-4 unit residences.

“The Alaska economy appears to have avoided the worst of the national recession. Alaska’s value-added economic output and personal income in 2008 and 2009 improved while the nation’s as a whole declined. Gross State Product (GSP) figures are only available through 2009,” said Mark Edwards, Northrim’s Economist. “According to the Federal Department of Commerce Bureau of Economic Analysis, Alaska was the third fastest growing state in the country for GSP in 2009, increasing in real terms by 8.6%. Alaska was one of only 10 states to increase in 2009, while the national average decreased 2.4%. Alaska continued positive growth in 2010 in both income and jobs.

“The only major indicator to briefly see negative returns in Alaska during the U.S. recession was jobs. Department of Labor statistics reported that payroll jobs declined 0.3% on average in 2009,” Edwards continued. “This ended 21 years of consecutive gains, but we have returned to positive territory with 1% growth in 2010. State of Alaska Department of Labor statistics indicated that the monthly average for 2010 was 324,500 jobs, 3,150 more than the prior year.”

According to the January 2011 issue of Alaska Economic Trends, published by the Alaska Department of Labor and Workforce Development: “Construction employment peaked in 2005, declined moderately each year since, and is expected to fall further in 2011. Building valuation data for Anchorage for the first ten months of 2010 was down 15%, or $66 million — the lowest in more than a decade and a partial window into 2011. As in 2010, commercial and residential construction will be the industry’s weak links. Plans for office and retail space are modest, and residential permit activity remains soft. The number of new residential permits issued in 2010 approached a 20-year low, and a major rebound in 2011 is unlikely. Public construction should remain strong with robust activity on Anchorage’s military bases, stimulus money in the pipeline, and healthy capital budgets from state and local government. The Army Corps of Engineers plans a long list of multi-million dollar projects for Anchorage and Fairbanks bases. The budget for highway construction is expected to remain at least at last year’s levels. The recently passed statewide bond package of nearly $400 million, which includes a new University of Alaska Anchorage sports center, is welcome news for Anchorage contractors.”

“While Alaska benefits from higher commodity prices, we have some concern about the long-term impact on state revenues and the economy of the continued decline in oil production,” said Langland.

Northrim Bank recently launched the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. With contributions from economists, business leaders, policy makers and everyday Alaskans, Alaskanomics aims to engage readers in an ongoing conversation about our economy, now and in the future. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s total assets increased 4% to $1.10 billion at March 31, 2011 compared to $1.05 billion at December 31, 2010, and grew 11% from $989 million a year ago.

The loan portfolio increased 1% to $654.3 million at the end of the first quarter of 2011 from $646.9 million a year ago, with declines in commercial loans partially offset by growth in commercial real estate and construction loans. About 90% of the loan portfolio consists of loans made to customers in the greater Anchorage market and 10% are in the Fairbanks market.

At March 31, 2011, commercial loans accounted for 37% of the loan portfolio and commercial real estate loans accounted for 48% of the loan portfolio, as compared to 38% and 46%, respectively, a year ago. Construction and land development loans, which accounted for 9% of the loan portfolio at March 31, 2011, are up 14% to $62.1 million from $54.2 million a year ago, reflecting an increase from three commercial real estate construction projects that are projected to convert to term commercial real estate later this year.

Nonperforming assets (NPAs) at March 31, 2011, declined by $9.4 million year-over-year from $31.6 million a year ago to $22.2 million, but were up slightly from $21.8 million at the end of 2010. The non-performing asset ratio stood at 2.02% at the end of March 2011, down from 2.07% three months earlier and 3.20% a year ago.

“The risk profile of the loan portfolio continues to improve,” said Joe Beedle, President of Northrim Bank. Loans measured for impairment decreased to $14.1 million at March 31, 2011, compared to $18.3 million at December 31, 2010, and $44 million in the first quarter a year ago. Net recoveries in the first quarter of 2011, totaled $184,000, or 0.11% annualized of average loans, as compared to net charge-offs of $2.7 million , or 0.66% annualized of average loans in the last quarter of 2010 and $437,000, or 0.27% annualized of average loans during the first quarter a year ago.

“We have three restructured loans, which are included in NPAs and totaled $1.5 million at the end of the first quarter of this year,” Beedle noted. “All borrowers are current on payments and have pledged substantial collateral; however, the borrowers were granted an interest rate concession. As a result, these loans are classified as nonperforming assets.”

First quarter 2011 sales of other real estate owned (OREO), with 9 properties sold for an aggregate of $1.1 million, generated a $59,000 net gain over current carrying value. During the first quarter of this year, there were also $13,000 in deferred gains on sales of OREO property that occurred in previous periods and meet the accounting requirements for gain recognition. At March 31, 2011, the company had $220,000 in remaining deferred gains on sale of OREO property. “In addition, we own one condominium project in Anchorage that generates on-going rental income, and contributed $48,000 to first quarter 2011 results,” Beedle noted.

The coverage ratio of the allowance to nonperforming loans increased slightly to 128.4% at March 31, 2011, compared to 126.2% at December 31, 2010 and up compared to 90.3% a year ago. The allowance for loan losses was $15.1 million, or 2.31% of total loans at the end of the first quarter of 2011, compared to $14.4 million, or 2.14% of total loans at December 31, 2010, and $14.0 million, or 2.17% of total loans a year ago.

Investment securities totaled $189.9 million at the end of the first quarter of 2011, up 9% from $173.7 million a year ago. At March 31, 2011, the investment portfolio was comprised of 66% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 10% Alaskan municipality, utility, or state agency securities, 13% corporate bonds, 10% U.S. Treasury Notes, and 1% stock in the Federal Home Loan Bank of Seattle. The average estimated duration of the investment portfolio is less than two years.

Total deposits increased to $933.2 million at March 31, 2011, compared to $892.1 million at December 31, 2010, and $835.1 million a year ago, reflecting growth in demand deposits, interest-bearing demand deposits, savings accounts, and money market deposits, which offset declines in Alaska CDs and time certificates. “The large increase in demand deposits reflects the strong business base we have established in Alaska. Because we have a number of large transaction based customers, balances can fluctuate from period to period,” said Joe Schierhorn, Chief Financial Officer.

Noninterest-bearing demand deposits at March 31, 2011, increased 31% from a year ago and account for 37% of total deposits. Interest-bearing demand deposits at the end of March 2011 grew 11% year-over-year. Money market balances at the end of the first quarter of 2011 were up 20% from year ago levels and savings account balances were up 9% from a year ago. At March 31, 2011 the Alaska CD (a flexible certificate of deposit program) was down 13% while time deposit balances fell 8% compared to the first quarter a year ago. At the end of the first quarter of 2011, demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 14%, savings deposits were 8%, money market balances accounted for 16%, the Alaska CD accounted for 10% and time certificates were 15% of total deposits. “We do not have any brokered deposits in our deposit base, which contributes to our margin and profitability,” Schierhorn noted.

Shareholders’ equity increased 6% to $118.7 million, or $18.47 per share, at March 31, 2011, compared to $112.4 million, or $17.60 per share, a year ago. Tangible book value per share was $17.13 at March 31, 2011, compared to $16.20 a year earlier. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.97% at March 31, 2011.

Review of Operations

“As anticipated, the wave of mortgage refinancing activity that boosted other operating income in 2010 did not continue into the first quarter of 2011,” said Chris Knudson, Chief Operating Officer. “In fact, we posted a loss of $52,000 in the first quarter of this year from our mortgage affiliate which is more in line with the historical trends for this highly seasonal business. The income contribution of $722,000 from the mortgage affiliate in the fourth quarter of last year was probably the tail end of the refinance boom we saw last year.” Revenue (net interest income plus other operating income) declined 3% year-over-year to $13.5 million in the first quarter of 2011, compared to $13.9 million in the first quarter a year ago. First quarter 2011 net interest income, before the provision for loan losses, was down 6% year-over-year to $10.7 million from $11.3 million in the first quarter of 2010.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 4.72% in the first quarter of 2011, compared to 4.57% in the prior quarter and 5.34% in the first quarter a year ago. “While our net interest margin continues to be higher than national and regional averages, we are continuing to see pressure on the yields on earning assets that is not offset by commensurate reductions in funding costs,” said Beedle.

The loan loss provision in the first quarter of 2011 totaled $549,000, compared to $2.4 million in the fourth quarter of 2010 and $1.4 million in the first quarter a year ago.

Total other operating income decreased 17% to $2.8 million for the first quarter of 2011 as compared to $3.4 million for the fourth quarter ending December 31, 2010 due in large part to a decline in earnings from Northrim’s mortgage affiliate that was offset in part by increases in revenue from purchased receivables, employee benefit plan income, and gains on sale of securities. Total other operating income for the quarter ended March 31, 2011 increased 7% compared to $2.6 million for the same period a year ago primarily due to increases in purchased receivables and employee benefit plan income.

Service charges on deposit accounts during the first quarter of 2011 were down 25% to $524,000 from $700,000 in the first quarter a year ago. For the quarter ended March 31, 2011, electronic banking income contributed $449,000 to operating income, up 12% from the comparable quarter a year ago. “We now have more than half of our transactions processed through debit and other electronic channels, which has improved efficiencies for us and convenience for our customers,” said Langland. “Regulatory changes on both overdraft protection offerings and electronic banking fees will have a continued negative effect on these revenues in the future.”

Purchased receivables income contributed $626,000 to first quarter 2011 revenues, compared to $445,000 in the preceding quarter and $314,000 in the first quarter a year ago. “The emerging recovery in the Pacific Northwest economy is starting to stimulate our receivables business this year. Our Seattle-based asset lending division is beginning to generate a meaningful contribution to our bottom line,” said Beedle.

Income from Northrim Benefits Group, Northrim’s employee benefit plan affiliate, contributed $500,000 to first quarter 2011 revenues compared to $421,000 for the first quarter of 2010. “Offering complementary financial services and products, like employee benefits for our business customers, is a good way to build customer relationships and diversify our revenue stream,” noted Knudson. “Our two wealth management affiliates in which we have an ownership interest, Elliott Cove Capital and Pacific Wealth Advisors, also add value to the overall customer relationships.”

Operating expenses increased 1% in the first quarter of 2011 compared to the fourth quarter of 2010 and decreased 6% from the first quarter a year ago. First quarter 2011 overhead expenses were $9.3 million compared to $9.2 million in the fourth quarter of 2010 and $9.9 million in the first quarter a year ago.

The efficiency ratio at March 31, 2011 improved to 68.80% compared to 71.20% in the first quarter a year ago. The efficiency ratio, calculated by dividing other operating expense, excluding intangible asset amortization expense, by net interest income and other operating income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring/asset based lending division in Washington. The Bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC. In June 2010, Northrim Bancorp was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.northrim.com

Sources include the State of Alaska Department of Labor January 2011 Alaska Economic Trends at http://labor.alaska.gov/trends/jan11.pdf and the April 2011 Alaska Economic Update by Mark Edwards available at http://www.northrim.com/home/fiFiles/static/documents/econ—overview.pdf

Income Statement

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ending				
	March 31, 2011	December 31, 2010	Three Month % Change	March 31, 2010	One Year % Change
Interest Income:					
Interest and fees on loans	$10,686	$11,043	-3%	$11,422	-6%
Interest on portfolio investments	933	987	-5%	1,329	-30%
Interest on overnight investments	33	59	-44%	23	43%
Total interest income	11,652	12,089	-4%	12,774	-9%
Interest Expense:					
Interest expense on deposits	777	972	-20%	1,275	-39%
Interest expense on borrowings	200	207	-3%	195	3%
Total interest expense	977	1,179	-17%	1,470	-34%
Net interest income	10,675	10,910	-2%	11,304	-6%
Provision for loan losses	549	2,416	-77%	1,375	-60%
Net interest income after provision for loan losses	10,126	8,494	19%	9,929	2%
Other Operating Income:					
Service charges on deposit accounts	524	515	2%	700	-25%
Purchased receivable income	626	445	41%	314	99%
Employee benefit plan income	500	483	4%	421	19%
Electronic banking income	449	474	-5%	400	12%
Gain on sale of securities	263	178	48%	281	-6%
Equity in earnings (loss) from mortgage affiliate	(52)	722	-107%	(73)	29%
Other income	468	545	-14%	550	-15%
Total other operating income	2,778	3,362	-17%	2,593	7%
Other Operating Expense:					
Salaries and other personnel expense	5,316	5,221	2%	5,620	-5%
Occupancy expense	910	872	4%	919	-1%
Marketing expense	437	459	-5%	439	0%
Insurance expense	436	420	4%	558	-22%
Professional and outside services	337	412	-18%	251	34%
Equipment expense	304	295	3%	273	11%
Intangible asset amortization expense	70	70	0%	76	-8%
Impairment on purchased receivables, net	2	(2)	-200%	1	100%
OREO expense, net rental income and gains on sale	(139)	(238)	-42%	102	-236%
Other expense	1,653	1,723	-4%	1,655	0%
Total other operating expense	9,326	9,232	1%	9,894	-6%
Income before provision for income taxes	3,578	2,624	36%	2,628	36%
Provision for income taxes	1,034	675	53%	702	47%
Net income	2,544	1,949	31%	1,926	32%
Less: Net income attributable to the noncontrolling interest	89	101	-12%	26	242%
Net income attributable to Northrim BanCorp	$2,455	$1,848	33%	$1,900	29%
Basic EPS	$0.38	$0.29	31%	$0.30	27%
Diluted EPS	$0.37	$0.28	32%	$0.29	28%
Average basic shares	6,428,730	6,419,561	0%	6,385,760	1%
Average diluted shares	6,548,480	6,501,873	1%	6,468,310	1%

Balance Sheet

(Dollars in thousands, except per share data)

(Unaudited)	March 31, 2011	December 31, 2010	Three Month % Change	March 31, 2010	One Year % Change
Assets:					
Cash and due from banks	$29,109	$15,953	82%	$18,920	54%
Overnight investments	138,707	50,080	177%	59,259	134%
Portfolio investments	189,871	222,138	-15%	173,686	9%
Loans:					
Commercial loans	241,263	256,842	-6%	248,732	-3%
Commercial real estate	311,080	312,128	0%	298,887	4%
Construction loans	62,082	62,620	-1%	54,238	14%
Consumer loans	42,522	43,188	-2%	47,391	-10%
Other loans	355	204	74%	246	44%
Unearned loan fees	(2,961)	(3,170)	-7%	(2,577)	15%
Total portfolio loans	654,341	671,812	-3%	646,917	1%
Loans held for sale	-	5,558	-100%	-	NA
Total loans	654,341	677,370	-3%	646,917	1%
Allowance for loan losses	(15,139)	(14,406)	5%	(14,046)	8%
Net loans	639,202	662,964	-4%	632,871	1%
Purchased receivables, net	13,611	16,531	-18%	6,962	96%
Premises and equipment, net	28,827	29,048	-1%	28,140	2%
Goodwill and intangible assets	8,626	8,697	-1%	8,920	-3%
Other real estate owned	10,343	10,355	0%	16,065	-36%
Other assets	37,367	38,763	-4%	43,733	-15%
Total assets	$1,095,663	$1,054,529	4%	$988,556	11%
Liabilities:					
Demand deposits	$340,943	$289,061	18%	$260,817	31%
Interest-bearing demand	133,031	138,072	-4%	120,373	11%
Savings deposits	76,058	77,411	-2%	70,033	9%
Alaska CDs	96,919	100,315	-3%	111,019	-13%
Money market deposits	151,594	149,104	2%	126,156	20%
Time deposits	134,679	138,173	-3%	146,657	-8%
Total deposits	933,224	892,136	5%	835,055	12%
Securities sold under repurchase agreements	11,595	12,874	-10%	8,997	29%
Other borrowings	5,421	5,386	1%	5,594	-3%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	8,091	8,453	-4%	7,938	2%
Total liabilities	976,889	937,407	4%	876,142	11%
Shareholders' Equity:					
Northrim BanCorp shareholders' equity	118,746	117,072	1%	112,411	6%
Noncontrolling interest	28	50	-44%	3	833%
Total shareholders' equity	118,774	117,122	1%	112,414	6%
Total liabilities and shareholders' equity	$1,095,663	$1,054,529	4%	$988,556	11%

1.	Tangible book value is shareholder’s equity, less intangible assets, divided by common stock outstanding.

2.	Tangible book value is shareholder’s equity, less intangible assets, divided by common stock outstanding and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total assets to total equity. Total equity to total assets was 10.84% at March 31, 2011 as compared to 11.11% at December 31, 2010 and 11.37% at March 31, 2010.

3.	Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of 41.11% in both 2011 and 2010.

4.	The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.